Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of James River Group Holdings, Ltd. for the registration of common shares and to the incorporation by reference therein of our report dated March 10, 2017, with respect to the consolidated financial statements and schedules of James River Group Holdings, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
November 8, 2017